Exhibit 99.2

February, 2014

I am pleased to report a strong fourth quarter and another year of improved operating performance. We continue to make progress growing our earnings, improving credit quality and positioning the company for continued success. Our local economy is showing some positive signs with increased employment, improved property values and stronger business confidence.

Financial Performance

The Company’s earnings continue to improve. Net income available to common shareholders in the fourth quarter of 2013 was $1.5 million, up 16% from the fourth quarter a year ago. Net income available to common shareholders for the year ending December 31, 2013, was $5.5 million, an improvement of 14% from last year.

During the fourth quarter of 2013, we implemented a new small business lending initiative focused on medical professionals, dentists, veterinarians and funeral homes. We are excited about the initial results that generated $531,000 in fee income during the fourth quarter. Consumer lending results were also strong throughout 2013, with particular strength in home equity loans, auto loans and boat loans.

We have also made steady progress reducing our problem loans. During 2013, we reduced nonperforming loans by 21%, or $5.8 million.

The company is focused on active capital management and is committed to maintaining strong capital levels. On January 17, 2014, we completed the repurchase and redemption of the Series B Preferred Stock (TARP) for an aggregate price of $9,147,000, plus approximately $74,000 of accrued but unpaid dividends. As a result, the Company expects to save approximately $777,500 in dividends that otherwise would have been payable on the Series B Preferred Stock in 2014.

New Services

In November of 2013, we introduced Mobile LNB. The mobile banking app allows our customers to have access to their personal accounts from their Apple iPhone®, iPad® and AndroidTM devices. In just two months, we’ve seen over 4,000 customers sign up for the service. Additional enhancements, including Remote Deposit, are planned for early 2014.

Our Commitment

We remain committed to our associates and our customers and the communities where they live and work. As members of the same communities, our goals are aligned. I’m proud to tell you that our United Way Campaign raised over $26,000 in 2013. Also in 2013, we assisted the Second Harvest Food Bank, Catholic Charities, Clothe-a-Child, Junior Achievement, Neighborhood Alliance, Habitat for Humanity, Leukemia and Lymphoma Society and many other organizations. We continue to look for opportunities to “help our communities to succeed.”

Thank you for your confidence in LNB and for your continued support.

Sincerely,

Daniel E. Klimas
President & Chief Executive Officer